UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/01/2007

QUAKER CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428
(Address of principal executive offices, including zip code)

610-832-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2007, the Company's Board of Directors approved a discretionary long-term bonus opportunity for the 2004-06 period for all the executive officers and other participants in the original 2004-06 program under the Company's 2001 Long-Term Performance Incentive Plan ("2001 LTIP"), other than Ronald J. Naples, the Company's Chairman and Chief Executive Officer. Mr. Naples recommended he be excluded from this award, given that the discretionary bonus would constitute non-performance based compensation and his concern that the deductibility limits of Section 162(m) of the Internal Revenue Code could be exceeded with respect to his compensation. Payment of this long-term discretionary bonus will be determined by applying the original criteria established for the 2004-06 performance period with an earnings adjustment, as described below.

Due to the negative impact of a 2005 restructuring charge and a tax charge related to repatriation of foreign earnings, participants in the original 2004-2006 program did not earn an incentive award under the 2004-06 program.   As was the then current practice, the Company awarded for the 2004-06 plan period options, performance-based stock and cash incentive awards, with the latter two items being subject to the same performance criteria.   The performance criteria for calculating the stock and cash awards for the three-year period was a mix, with 55% determined on the Company's relative average return on assets ("ROA") as compared to the S&P SmallCap 600 Materials Group and 45% on the Company's average earnings per share ("EPS"). To qualify for any award under either the EPS or the ROA criteria, average EPS had to be at least 50% of the targeted EPS.   After adjusting for the aforementioned charges, the EPS qualifier was met, but EPS fell short of meeting the criteria for the EPS portion of the award. The criteria for the ROA portion of the award should be met.

The Company's Compensation/Management Development Committee (the "Committee") felt that not adjusting for the unanticipated restructuring and tax charges would be an inequitable result for plan participants. But since no provision was made at the time of grant for adjusting the result for one-time events, no payment can be made under the 2001 LTIP with respect to the original 2004-06 program. Following extensive discussion, the Committee recommended to the Board and the Board approved a discretionary award adjusting earnings for the items noted above. This discretionary award, if earned, will be paid in cash. Since the ROA benchmark data will not be available until April, award amounts, if any, cannot be determined at this time.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: February 07, 2007	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President, Secretary and General Counsel